Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 29, 2021, Millendo Therapeutics, Inc., a Delaware corporation (“Millendo”), Tempest Therapeutics, Inc., a Delaware corporation (“Tempest”), and Mars Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Millendo (“Merger Sub”) entered into an agreement and plan of merger (the “Merger Agreement”). On June 25, 2021 Merger Sub merged with and into Tempest, with Tempest becoming a wholly-owned subsidiary of Millendo and the surviving corporation of the merger (the “Merger”). At the effective time of the Merger, or the Effective Time, Millendo changed its name to Tempest Therapeutics, Inc. (“Public Tempest”).

At the Effective Time, each share of Tempest’s common stock outstanding immediately prior to the Effective Time, including shares of Tempest’s common stock that are issued pursuant to the Pre-Closing Financing were converted into the right to receive a number of shares of Millendo’s common stock based on agreed upon ratio by the parties (“the Exchange Ratio”). The Exchange Ratio was 0.0322 shares of Millendo’s common stock for each share of Tempest’s common stock, The Exchange Ratio also gives effect to the proposed Millendo Reverse Stock Split of 1 to 15. Each share of Tempest’s convertible preferred stock outstanding immediately prior to the Effective Time was converted into shares of Tempest’s common stock in accordance with its terms, which then converted into the right to receive shares of Millendo’s common stock along with all other shares of Tempest’s common stock as described above. Under the Exchange Ratio formula in the Merger Agreement, the former Tempest equity holders immediately before the Effective Time owned 81.5% of the outstanding capital stock of Millendo on a fully-diluted basis, and the stockholders of Millendo immediately before the Effective Time owned 18.5% of the outstanding capital stock of Millendo on a fully-diluted basis.

A reverse stock split of Millendo’s common stock was effectuated prior to the Closing at a ratio of 1 to 15 (“Millendo Reverse Stock Split”)

Concurrently with the execution and delivery of the Merger Agreement, certain parties had entered into agreements with Tempest, pursuant to which they had agreed, subject to terms and conditions of such agreements, to purchase prior to the consummation of the Merger shares of Tempest common stock for an aggregate purchase price of approximately $28.1 million, net of issuance costs of $1.9 million. On June 24, 2021 Tempest issued 35,305,882 shares of its common stock pursuant to this agreement.

The following unaudited pro forma condensed combined financial information gives effect to the (i) Merger and (ii) the Pre-Closing Financing, including the effect to Millendo Reverse Stock Split.

In the unaudited pro forma combined financial statements, the Merger has been accounted for as a reverse recapitalization under U.S. GAAP because the assets of Millendo at the Effective Date are expected to be primarily cash and non-operating assets. Tempest was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (1) Tempest stockholders will own a substantial majority of the voting rights of the combined company; (2) Tempest will designate a majority (six of seven) of the initial members of the board of directors of the combined company; and (3) Tempest’s senior management will hold all key positions in senior management of the combined company.

As a result of Tempest being treated as the accounting acquirer, Tempest’s assets and liabilities were recorded at their precombination carrying amounts and the historical consolidated operations that are reflected in the unaudited pro forma condensed combined financial information will be those of Tempest. Millendo’s assets and liabilities were measured and recognized at their fair values as of the effective date of the Merger, and combined with the assets, liabilities, and results of operations of Tempest after the consummation of the Merger. As a result, upon consummation of the Merger, the historical consolidated financial statements of Tempest became the historical consolidated financial statements of the combined company.

The unaudited pro forma combined balance sheet data as of March 31, 2021 assumes that the Merger took place on March 31, 2021 and combines the Millendo and Tempest historical balance sheets as of March 31, 2021. The unaudited pro forma condensed combined statements of operations assumes that the Merger took place on January 1, 2020 and combines the historical results of Millendo and Tempest for the three months ended 31 March, 2021 and year ended December 31, 2020.

The historical financial statements of Millendo and Tempest have been adjusted to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial information as a result, if any, of the amount of capital raised by Tempest between the signing of the Merger Agreement and Closing, the amount of cash used by Millendo’s operations between the signing of the Merger Agreement and the Closing, the timing of Closing of the Merger, and other changes in Millendo’s assets and liabilities that occur prior to the completion of the Merger.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Millendo and Tempest and the section titled “Millendo Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents that are incorporated by reference in this proxy statement/prospectus/information statement and the section of this proxy statement/prospectus/information statement titled “Tempest Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Millendo’s historical unaudited consolidated financial statements for the three months ended March 31, 2021 incorporated by reference in this proxy statement/prospectus/information statement. Tempest’s historical unaudited financial statements for the three months ended March 31, 2021 appear elsewhere in this proxy statement/prospectus/information statement.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(in thousands, except share and per share data)

	Tempest	Millendo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
ASSETS
Current assets:
Cash and cash equivalents	$27,440	$26,802	$28,060	A	$82,302
Restricted cash	—	45	—		45
Marketable securities	—	439	—		439
Prepaid expenses and other current assets	1,339	1,808	(310)	D	2,837
Deferred offering costs	1,090	—	(1,090)	G	—
Refundable tax credit	—	300	—		300

Total current assets	29,869	29,394	26,660		85,923
Operating lease right-of-use assets	1,741	2,014	210	E	3,965
Property and equipment, net	1,059	231	—		1,290
Other non-current assets	51	68	—		119

Total assets	$32,720	$31,707	$26,870		$91,297

LIABILITIES, CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY (DEFICIT)

	Tempest	Millendo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
Current liabilities:
Accounts payable	$897	$811	$—		$1,708
Accrued liabilities	1,587	2,230	7,905	B, C, D	11,722
Current portion of operating lease liabilities	657	742	—		1,399
Accrued compensation	241	579	—		820
Current portion of debt	—	235	—		235
Interest payable	92	—	—		92
Early option exercise liability	42	—	—		42

Total current liabilities	3,516	4,597	7,905		16,018
Operating lease liabilities, net of current portion	1,542	1,482	—		3,024
Debt, net of current portion	14,909	—	—		14,909

Total liabilities	19,967	6,079	7,905		33,951

Stockholders’ equity (deficit):					—
Convertible preferred stock	86,707	—	(86,707)	F	—
Common stock	16	19	(10)	G	25
Additional paid-in capital	3,149	278,113	(141,707)	G	139,555
Accumulated deficit	(77,119)	(253,449)	247,666	G	(82,902)
Accumulated other comprehensive income	—	277	(277)	G	—

Total stockholders’ equity (deficit)	(73,954)	24,960	105,672		56,678
Equity attributable to noncontrolling interests	—	668	—		668

Total stockholders’ equity (deficit)	(73,954)	25,628	105,672		57,346

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$32,720	$31,707	$26,870		$91,297

Unaudited Pro Forma Condensed Combined Statements of Operations

Year the Three Months ended March 31, 2021

(in thousands, except share and per share data)

	Tempest	Millendo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Operating expenses:
Research and development	$3,592	$2,152	—		$5,744
General and administrative	1,538	6,410	(1,156)	H	6,792

Total operating expenses	5,130	8,562	(1,156)		12,536

Loss from operations	(5,130)	(8,562)	1,156		(12,536)
Other income (expense):			—
Interest expense	(231)	—	—		(231)
Interest income/(expense)	3	(1)	—		2
Other income	—	174	—		174
Total other income (expense)	(228)	173	—		(55)

	Tempest	Millendo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Net loss	$(5,358)	$(8,389)	$1,156		$(12,591)

Weighted average common stock outstanding—basic and diluted	15,759,100	19,023,293	—	J	6,605,424

Net loss per share attributable to common stockholders—basic and diluted	$(0.34)	$(0.44)	—		$(0.91)

Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended December 31, 2020

(in thousands, except share and per share data)

	Tempest	Millendo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Operating expenses:
Research and development	$14,389	$20,374	—		$34,763
General and administrative	4,909	15,598	228	I	20,735

Total operating expenses	19,298	35,972	228		55,498

Loss from operations	(19,298)	(35,972)	(228)		(55,498)

Other income (expense):			—
Interest income	90	155	—		245
Other expense	—	(589)	—		(589)
Total other income (expense)	90	(434)	—		(344)

Net loss	$(19,208)	$(36,406)	$(228)		$(55,842)

Weighted average common stock outstanding—basic and diluted	14,539,178	18,862,537	—	J	6,474,374

Net loss per share attributable to common stockholders—basic and diluted	$(1.32)	$(1.93)	—		$(8.63)

Notes to Unaudited Pro Forma Combined Financial Statements

1. Description of the Transactions

Merger

On March 29, 2021, Millendo, Tempest and Merger Sub entered into the Merger Agreement. At the Effective Time of the Merger, each share of Tempest common stock outstanding immediately prior to the Effective Time, including shares of Tempest’s convertible preferred stock that was converted into common stock as described above, were converted into the right to receive a number of shares of Millendo’s common stock equal to the Exchange Ratio of 0.0322 shares of Millendo’s Common Stock for each share of Tempest’s Common Stock. Under the Exchange Ratio formula in the Merger Agreement, the former Tempest equity holders immediately before the Effective Time owned 81.5% of the outstanding capital stock of Millendo on a fully-diluted basis, and the stockholders of Millendo immediately before the Effective Time owned 18.5% of the outstanding capital stock of Millendo on a fully-diluted basis..

In addition, as of the Effective time, each Millendo stock option that is outstanding and unexercised immediately prior to the effective time of the Merger, remained outstanding in accordance with its terms including certain Millendo stock options that were accelerated and vested in accordance with its terms on Closing.

As of the Effective Time, each option to purchase shares of Tempest’s common stock (a “Tempest Option”) that was outstanding and unexercised immediately prior to the Effective Time granted under the Tempest 2011 and 2017 Equity Incentive Plans (“Tempest Plan”), or otherwise, whether or not vested, were, along with the Tempest Plan, assumed by Millendo and became an option to purchase solely that number of shares of Millendo’s common stock equal to the product obtained by multiplying (i) the number of shares of Tempest’s common stock that were subject to such Tempest Option immediately prior to the Effective Time by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Millendo’s common stock. The per share exercise price for Millendo’s common stock issuable upon exercise of each Tempest Option assumed by Millendo was determined by dividing (a) the per share exercise price of Tempest’s common stock subject to such Tempest Option, as in effect immediately prior to the Effective Time, by (b) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Tempest Option assumed by Millendo continued in full force and effect and the term, exercisability, vesting schedule and other provisions of such Tempest Option otherwise remained unchanged.

Furthermore, each warrant to purchase Tempest’s common stock (“Tempest Warrant”) that was outstanding and unexercised immediately prior to the Effective Time, whether or not vested, was converted into and became a warrant to purchase (and Millendo assumed each such Tempest Warrant in accordance with its terms) solely that number of shares of Millendo’s common stock equal to the product obtained by multiplying (i) the number of shares of Tempest Common Stock that were subject to such Tempest Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Millendo’s common stock. The per share exercise price for Millendo’s common stock issuable upon exercise of each Tempest Warrant assumed by Millendo was determined by dividing (a) the per share exercise price of Tempest’s common stock subject to such Millendo Warrant, as in effect immediately prior to the Effective Time, by (b) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Tempest Warrant assumed by Millendo continued in full force and effect and the term, exercisability, vesting schedule and other provisions of such Tempest Warrant otherwise remained unchanged.

Pre-Closing Financing

Concurrently with the execution and delivery of the Merger Agreement, certain parties had entered into agreements with Tempest pursuant to which they had agreed, subject to the terms and conditions of such agreements, to purchase prior to the consummation of the Merger shares of Tempest common stock for an aggregate purchase price of approximately $28.1 million, net of issuance costs of $1.9 million. The consummation of the transactions contemplated by such agreements was conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement. Shares of Tempest common stock issued pursuant to this financing transaction were be converted into shares of Millendo common stock in the Merger in accordance with the Exchange Ratio.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 was prepared using the historical balance sheets of Tempest and Millendo as of March 31, 2021 and gives effect to the Merger as if it occurred on March 31, 2021. The unaudited pro forma combined statements of operations for the three months ended 31 March, 2021 and year ended December 31, 2020 give effect to the Merger as if it occurred on January 1, 2020 and were prepared using the historical consolidated statement of operations and comprehensive income of Millendo and Tempest for the three months ended 31 March, 2021 and year ended December 31, 2020.

For accounting purposes, Tempest is considered to be the acquiring company and the Merger is expected to be accounted for as a reverse recapitalization of Millendo by Tempest because on the Merger date, the pre combination assets of Millendo are expected to be primarily cash and other non-operating assets.

For purposes of these pro forma financial statements, this purchase price consideration consists of the following:

Number of shares of the combined company to be owned by Millendo stockholders (1)	1,269,535

Multiplied by the assumed price per share of Millendo common stock (2)	$15.9
Fair value of shares of combined company to be owned by Millendo stockholders	$20,185,606
Fair value of assumed Millendo equity awards based on precombination service (3)	146,683
Fair value of assumed Millendo warrants	3,553

Purchase price	$20,335,842

(1)

Reflects the number of shares of common stock of the combined company that Millendo equity holders owned as of the Closing pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Millendo’s common stock outstanding as of June 25, 2021.

(2)	Reflects the assumed price per share of Millendo common stock, which is the closing trading price of Millendo’s common stock on June 25, 2021.
(3)	Reflects the estimated acquisition-date fair value of the assumed Millendo’s equity awards attributable to precombination service.

Under reverse recapitalization accounting, the assets and liabilities of Millendo were recorded, as of the completion of the Merger, at their fair value. No goodwill or intangible assets was recognized and any excess consideration transferred over the fair value of the net assets of Millendo following determination of the actual purchase consideration for Millendo was reflected as a reduction to additional paid-in capital. Consequently, the consolidated financial statements of Tempest reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited proforma condensed combined financial information is derived from the historical financial statements of Millendo and Tempest, and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The historical financial statements of Tempest became the historical financial statements of the combined company.

The unaudited pro forma condensed combined financial information does not include the impact of any revenue, cost or other operating synergies that may result from the Merger or any related restructuring costs that may be contemplated and gives effect to the proposed Millendo Reverse Stock Split.

3. Shares of Millendo Common Stock Issued to Tempest Stockholders upon Closing of the Merger

Prior to the Merger, all outstanding shares of Tempest’s convertible preferred stock were converted into Tempest common stock, which were exchanged for shares of Millendo common stock based on the Exchange Ratio determined in accordance with the Merger Agreement. The Exchange Ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis as of June 25, 2021 using a stipulated value of Tempest of approximately $158.4 million (including the Pre-Closing Financing discussed above) and of Millendo of approximately $36.0 million. The number of shares of common stock that Millendo issued to Tempest’s common and preferred stockholders as of June 25, 2021 (ignoring rounding of fractional shares) is determined as follows:

Shares of Tempest’s common stock	51,953,342
Shares of Tempest’s convertible preferred stock	114,686,731

166,640,073
Exchange Ratio	0.0322

Estimated shares of Millendo common stock expected to be issued to Tempest stockholders upon Closing	5,365,810

The exchange ratio is calculated based on the reverse stock split of 1 to 15 of Millendo common stock.

4. Proforma Adjustments

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Millendo has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Based on Tempest management’s review of Millendo’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Millendo to conform to the accounting policies of Tempest are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A.

To reflect $28.1 million, net of issuance costs of $1.9 million, in proceeds received by Tempest, in connection with the consummation the Pre-Closing Financing. The Merger was contingent upon the Pre-Closing Financing, which closed on June 24, 2021.

B.

To reflect preliminary estimated transaction costs of $2.7 million in connection with the Merger, such as adviser fees, legal, and accounting expenses that are expected to be incurred by Tempest as an increase in accrued liabilities and a reduction to additional paid-in capital in the unaudited proforma condensed combined balance sheet.

C.

To reflect preliminary estimated transaction costs of $4.2 million in connection with the Merger, such as adviser fees, legal, directors and officers liability insurance, and accounting expenses, that are expected to be incurred by Millendo as an increase in accrued liabilities and accumulated deficit in the unaudited proforma condensed combined balance sheet.

D.

Compensation expense of $1.4 million related to severance, retention and transaction bonuses resulting from preexisting employment agreements that will be payable in connection with the Merger is reflected as an increase to accumulated deficit and accrued liabilities amounting to $1.1 million and decrease in prepaid expenses amounting to $0.3 million in the unaudited pro forma condensed combined balance sheet. The pro forma adjustments exclude certain termination benefits incurred in connection with Millendo’s January 2021 corporate restructuring plan.

E.	To reflect the adjustments to account for operating lease liabilities and right-of-use assets at their fair values as of March 31, 2021 in the unaudited pro forma condensed combined balance sheet.

F.	To reflect the conversion of 114,686,731 shares of Tempest’s convertible preferred stock into shares of Tempest’s common stock immediately prior to the Merger.

G.

To record (i) the conversion of Tempest’s convertible preferred stock into 114,686,731 shares of common stock, (ii) issuance of 35,305,882 shares in connection with the consummation the Pre-Closing Financing (iii) the accrual of transaction costs associated with the Merger, (iv) the payment of severance and retention bonuses in connection with the Merger, (v) post combination compensation expense of $0.2 million related to Millendo options recognized upon the Closing, (vi) the adjustment of deferred offering costs of $1.1 million against additional paid-in capital upon the Closing (vii) the elimination of Millendo’s historical equity, including 19,043,034 outstanding shares of common stock at their par value of $0.001 million, $0.3 million of accumulated other comprehensive income and $278.1 million additional paid-in capital, (viii) the exchange of outstanding Tempest’s common stock into 5,365,810 shares of Millendo’s common stock based on the assumed Exchange Ratio for purposes of these pro forma condensed combined financial information, and (ix) the effect of the reverse recapitalization of Millendo for a total of $25.0 million, which is the net assets of Millendo as of March 31, 2021.

	Common Stock				Additional Paid-In- Capital	Accumulated Deficit	Accumulated other comprehensive income	Total Stockholders’ Equity
(amounts in thousands, except amounts)	Tempest		Millendo
	Shares	Amount	Shares	Amount
Conversion of outstanding Tempest’s convertible preferred stock into common stock	114,686,731	115	—	—	86,592	—	—	86,707
Payment of D&O insurance tail	—	—	—	—	—	(2,000)	—	(2,000)
Payment of transaction costs	—	—	—	—	(2,660)	(2,200)	—	(4,860)
Payment of severance and retention bonuses	—	—	—	—	—	(1,355)	—	(1,355)
Deferred offering cost	—	—	—	—	(1,090)	—	—	(1,090)
Post combination stock-based compensation costs	—	—	—	—	228	(228)	—	—
Elimination of Millendo’s historical equity carrying value	—	—	(1,269,535)	(1)	(278,113)	253,449	(277)	(24,942)
Exchange of outstanding Tempest’s common stock into Millendo’s common stock based on the assumed Exchange Ratio	(166,640,073)	(165)	5,365,810	5	160	—	—	—
Reverse recapitalization of Milleodo	—	—	1,269,535	1	24,941	—	—	24,942
Pre-Closing Financing	35,305,882	35	—	—	28,025	—	—	28,060
Fair value remeasurement of right-of-use assets	—	—	—	—	210	—	—	210

Pro forma adjustment	(16,647,460)	(15)	5,365,810	5	(141,707)	247,666	(277)	105,672

H.

Represents an adjustment to eliminate transaction costs of $1.2 million incurred by Millendo in connection with the merger and recorded as expense in the historical consolidated statements of operations and comprehensive loss for the three months ended March 31, 2021. This is a non-recurring item.

I.

To reflect the post combination compensation expense of $0.2 million related to Millendo’s options recognized upon the Closing for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

J.

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the three months ended 31 March, 2021 and year ended December 31, 2020. In addition, the weighted average shares outstanding for the period have been adjusted to give effect to the issuance of Millendo’s common stock in connection with the Merger as of June 25, 2021. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. The following table presents the calculation of the pro forma weighted average number of common stock outstanding after giving effect to the proposed reverse stock split:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Weighted average Tempest shares outstanding	15,759,100	14,539,178
Weighted average shares of Tempest redeemable convertible preferred stock	114,686,731	112,169,608
Shares issued upon Pre-Closing Financing	35,305,882	35,305,882

	165,751,713	162,014,668
Weighted average Tempest shares outstanding adjusted for the Exchange Ratio	5,337,205	5,216,872
Weighted average Millendo shares outstanding	1,268,219	1,257,502

Pro forma combined weighted average number of shares of common stock—basic and diluted	6,605,424	6,474,374